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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                 April 25, 2006


                          EASYLINK SERVICES CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                       000-26371                 13-3787073
(State or other jurisdiction      (Commission File Number)   (I.R.S. Employer
      of incorporation)                                      Identification No.)

                              33 Knightsbridge Road
                              Piscataway, NJ 08854
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (732) 652-3500

                                       N/A
                                       ---
           Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 (Entry into a Material Definitive Agreement)

2006 Executive Incentive Plan
-----------------------------

On April 25, 2006, the Compensation Committee of the Board of Directors adopted a 2006 Executive Incentive Plan for the Company. The Company's 2006 executive incentive compensation is based on achieving specified revenue and EBITDA objectives. Officers and key management employees are eligible to participate upon the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors. Under the plan, a target award based on percentage of base salary has been established for each participant, which varies from 10% to 75% of base salary for the participant. The total pool for all executives at target is approximately $1.4 million for 2006. The participant may receive a bonus from 0% to 200% of the target award based upon the actual level of under-achievement and/or over-achievement of the revenue and EBITDA performance objectives.

Bonus payments under the plan will be paid first using shares of the Company's Class A common stock available under the Company's 2005 Stock and Incentive Plan (the "2005 Stock and Incentive Plan"). The bonus pool will be funded with up to 800,000 shares from the 2005 Stock and Incentive Plan. If the value of the shares as determined in accordance with the plan is not adequate to satisfy the bonus in full, then cash may be used to make up the remaining portion of the bonus payment to the extent that EBITDA does not fall below a specified amount as a result of the payment in cash of the remaining portion. Any remaining balance will be forfeited. All bonus payments will be paid net of applicable withholding taxes which will be withheld first from the cash portion of the bonus and second from the stock portion of the bonus. The value of the shares issued in payment of the bonus (including the amount of any cash used to pay withholding taxes in respect of a bonus paid in stock) is not treated as an expense item in the EBITDA calculation for this purpose.

The Compensation Committee retains full authority to approve final amounts, which may be higher or lower than plan results. The Compensation Committee may also approve the use of individual objectives as part of a participant's performance criteria under the Plan. For 2006, the Compensation Committee has determined that the absence of a going concern qualification in the report of the Company's independent auditor on the Company's 2006 annual financial statements is an individual objective for certain executives and is a consideration in the determination of their 2006 bonus.

If there occurs a significant beneficial or adverse change in economic conditions, the indications of growth or recession in the Company's business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other unanticipated matters which, in the Company's judgment, have a substantial positive or negative effect on the performance of the Company, the Compensation Committee may modify or revise the performance objectives. These significant changes might, for example, result from acquisitions or dispositions of assets or mergers.

Employees terminating prior to the payout date are not eligible for payment of an award unless termination is due to retirement or economic reduction in force.

The form of the 2006 Executive Incentive Plan is included in this filing as
Exhibit 10.1 and is incorporated by reference herein. The foregoing summary of the terms of the 2006 Executive Incentive Plan is not complete and is qualified in its entirety by reference to Exhibit 10.1 to this filing.



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ITEM 9.01 (c) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.                           DESCRIPTION

Exhibit 10.1                          2006 Executive Incentive Plan


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2006

               EASYLINK SERVICES CORPORATION


               By: /s/ Thomas Murawski
                   -----------------------
               Thomas Murawski, Chairman, President and Chief Executive Officer


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                                INDEX TO EXHIBITS


EXHIBIT NO.                   DESCRIPTION

Exhibit 10.1                  2006 Executive Incentive Plan



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